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                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                   FORM N-8A

                         NOTIFICATION OF REGISTRATION
                     FILED PURSUANT TO SECTION 8(a) OF THE
                        INVESTMENT COMPANY ACT OF 1940

     The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

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Name: Valgro Funds, Inc.

Address of Principal Business Office (No. & Street, City, State, Zip Code):
     474 N. Lake Shore Dr., Suite 2003
     Chicago, IL 60611

Telephone Number (including area code): (312) 832-9831

Name and address of agent for service of process:
     Robert Allen Rintel
     Valgro Funds, Inc.
     474 N. Lake Shore Dr., Suite 2003
     Chicago, IL 60611

Check Appropriate Box:

     Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form
     N-8A:     Yes [x]     No [ ]

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                                  SIGNATURES

Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf in the city of Chicago and the state of Illinois on the 20th day of October, 1999.

Signature: Valgro Funds, Inc.


       By: Robert Allen Rintel______________________
           Robert Allen Rintel, President & Chairman


   Attest: Max Noy__________________________________
           Max Noy, Director